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                                                                  EXHIBIT 99.2

         CUBIST PHARMACEUTICALS, INC. AMENDS STOCK PURCHASE RIGHTS PLAN

            CAMBRIDGE, MASS., MARCH 7 -- Cubist Pharmaceuticals, Inc. (Nasdaq:
CBST) announced that its Board of Directors amended its rights plan to entitle each rights holder to purchase $490.00 worth of newly issued shares of common stock of Cubist Pharmaceuticals at a price equal to 50% of the current market price. On July 21, 1999 the Board of Directors declared a special dividend distribution of a preferred share purchase right for each outstanding share of common stock of Cubist Pharmaceuticals, Inc. The dividend was distributed on August 3, 1999 to stockholders of record as of the close of business on that date.

            The rights will become exercisable only if a person or group (i) acquires 15 percent or more of Cubist Pharmaceutical's common stock, or (ii) announces a tender offer that would result in ownership of 15 percent or more of the common stock. Each right would entitle a stockholder to buy one one-hundredth of a share of preferred stock. Once a person or group has acquired 15 percent or more of the outstanding common stock of Cubist Pharmaceuticals, each right may entitle its holder (other than the 15 percent person or group) to purchase $490.00 worth of newly issued shares of common stock of Cubist Pharmaceuticals at a price equal to 50 percent of the current market price.

            The rights are redeemable at the option of the Board of Directors up until ten days after public announcement that any person or group has acquired 15 percent or more of Cubist Pharmaceuticals' common stock. The redemption price is $0.0001 per right.

            The rights will expire on August 3, 2009, unless redeemed prior to that date. Distribution of the rights is not taxable to stockholders. A summary of the rights plan was mailed to Cubist Pharmaceutical's stockholders at the time of distribution.

            Cubist Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the research, development and commercialization of novel antimicrobial drugs to combat serious and life threatening bacterial and fungi infections. Cubist is evaluating the efficacy and safety of daptomycin in the EDGE(TM) (Evaluation of Daptomycin in Gram-positive Entities) clinical trial program. Cubist is engaged in strategic partnerships with Novartis Pharma AG, Merck & Co., Inc. and Bristol-Myers Squibb for the discovery and development of novel antiinfective products, and has formed biotechnology alliances with Helios, Inc., and Neurogen Corporation.

            CUBIST SAFEHARBOR STATEMENT
            ---------------------------
            STATEMENTS CONTAINED HEREIN THAT ARE NOT HISTORICAL FACTS MAY BE FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934) THAT ARE SUBJECT TO A VARIETY OF RISKS AND UNCERTAINTIES. THERE ARE A NUMBER OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED OR SUGGESTED IN ANY FORWARD-LOOKING STATEMENTS MADE BY THE COMPANY. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO: (I) THE COMPANY'S ABILITY TO SUCCESSFULLY COMPLETE PRODUCT RESEARCH AND DEVELOPMENT, INCLUDING PRE-CLINICAL AND CLINICAL STUDIES AND COMMERCIALIZATION; (II) THE COMPANY'S ABILITY TO OBTAIN REQUIRED GOVERNMENTAL APPROVALS; (III) THE COMPANY'S ABILITY TO


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ATTRACT AND/OR MAINTAIN MANUFACTURING, SALES, DISTRIBUTION AND MARKETING
PARTNERS; AND (IV) THE COMPANY'S ABILITY TO DEVELOP AND COMMERCIALIZE ITS PRODUCTS BEFORE ITS COMPETITORS. ADDITIONAL FACTORS THAT WOULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED OR SUGGESTED IN ANY FORWARD-LOOKING STATEMENTS IS CONTAINED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THOSE FACTORS DISCUSSED UNDER THE CAPTION "RISK FACTORS" IN THE COMPANY'S RESALE REGISTRATION STATEMENT ON FORM S-3 (REG. NO. 333-96365) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 8, 2000.

       For additional information, visit the Company's Internet web site at http://www.cubist.com or http://www.noonanrusso.com